Exhibit 4.1

Execution Version

BOND PURCHASE AND COVENANTS AGREEMENT

by and among

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

Relating to

Indiana Finance Authority

$4,640,000 Environmental Improvement Refunding Revenue Bonds,
Series 2013C (Non-AMT)
(Southern Indiana Gas and Electric Company Project)

$22,500,000 Environmental Improvement Refunding Revenue Bonds,
Series 2013D (Non-AMT)
(Southern Indiana Gas and Electric Company Project)

$22,000,000 Environmental Improvement Refunding Revenue Bonds,
Series 2013E (Non-AMT)
(Southern Indiana Gas and Electric Company Project)

and

$41,275,000 Environmental Improvement Refunding Revenue Bonds,
Series 2014B
(Southern Indiana Gas and Electric Company Projects)

Dated: September 14, 2017

PNC CAPITAL MARKETS LLC is Sole Bookrunner and Sole Lead Arranger

(i)

(ii)

(iii)

TABLE OF CONTENTS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENT OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 4.l(a)	-	FORM OF OPINION OF COUNSEL

EXHIBITS

EXHIBIT l.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 2.10(g)(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not ·Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 2.10(g)(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 2.10(g)(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 2.10(g)(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships· For U.S. Federal Income Tax Purposes)
EXHIBIT 6.5(c)	-	COMPLIANCE CERTIFICATE

(iv)

BOND PURCHASE AND COVENANTS AGREEMENT

This BOND PURCHASE AND COVENANTS AGREEMENT (as hereafter amended, this “Agreement”) is dated September 14, 2017, and is made by and among SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).  PNC CAPITAL MARKETS LLC is Sole Bookrunner and Sole Lead Arranger (hereinafter referred to in such capacity as the “Lead Arranger”).

Background

1.         Pursuant to an Indenture, dated as of April 1, 2013, as amended and supplemented by a First Supplemental Indenture dated as of August 1, 2017 (as so amended and supplemented and as may be further amended and supplemented, the “2013 Indenture”), by and between the Indiana Finance Authority (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the Issuer previously issued its (a) Environmental Improvement Refunding Revenue Bonds, Series 2013C (Non-AMT) (Southern Indiana Gas and Electric Company Project), in the aggregate principal amount of $4,640,000 (the “Series 2013C Bonds”), (b) Environmental Improvement Refunding Revenue Bonds, Series 2013D (Non-AMT) (Southern Indiana Gas and Electric Company Project), in the aggregate principal amount of $22,500,000 (the “Series 2013D Bonds”), and (c) Environmental Improvement Refunding Revenue Bonds, Series 2013E (Non-AMT) (Southern Indiana Gas and Electric Company Project), in the aggregate principal amount of $22,000,000 (the “Series 2013E Bonds” and, together with the Series 2013C Bonds and Series 2013D Bonds, the “Series 2013 Bonds”).

2.         Pursuant to an Indenture, dated as of September 1, 2014 (the “2014 Indenture” and, together with the 2013 Indenture, the “Indenture”), by and between the Issuer and the Trustee, the Issuer previously issued its Environmental Improvement Refunding Revenue Bonds, Series 2014B (Southern Indiana Gas and Electric Company Project), in the aggregate principal amount of $41,275,000 (the “Series 2014B Bonds” and, together with the Series 2013 Bonds, the “Bonds”).

3.         The proceeds of the Series 2013 Bonds were loaned to the Borrower (the “2013 Loan”) pursuant to a Loan Agreement, dated as of April 1, 2013 (the “2013 Loan Agreement”), to provide funds to refund certain prior bonds issued for the benefit of the Borrower, as more fully described in the 2013 Indenture.  The proceeds of the Series 2014B Bonds were loaned to the Borrower (the “2014 Loan” and, together with the 2013 Loan, the “Loans”) pursuant to a Loan Agreement, dated as of September 1, 2014 (the “2014 Loan Agreement” and, together with the 2013 Loan Agreement, the “Loan Agreement”), to provide funds to refund certain prior bonds issued for the benefit of the Borrower, as more fully described in the 2014 Indenture.

4.         The Borrower has requested that the Lenders purchase and hold the Series 2013D Bonds, the Series 2013E Bonds and the Series 2014B Bonds until May 1, 2023, and the Series 2013C Bonds until January 1, 2022.

5.         In order to induce the Lenders to purchase and hold the Bonds (and for the Administrative Agent, at the request of the Lenders, to hold the Bonds for the benefit of the Lenders), the Borrower has agreed to execute and deliver to the Administrative Agent and the Lenders this Agreement and any related agreements, undertakings, instruments and documents.

NOW, THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, and in order to induce the Lenders to enter into this Agreement and to purchase and hold the Bonds (and to induce the Administrative Agent to hold the Bonds for the benefit of the Lenders), the parties hereto covenant and agree as follows in this Agreement.

ARTICLE I
CERTAIN DEFINITIONS

1.1       Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Adjusted LIBOR Index shall mean, for any day during a LIBOR Index Interest Rate Period, the rate per annum determined by the Administrative Agent by dividing (a) the LIBOR Index by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage; provided, however, that (x) during the Initial LIBOR Index Interest Rate Period and any other LIBOR Index Interest Rate Period in which the Applicable Factor is 70%, the number in this clause (b) shall not be less than .52; and (y) during any other LIBOR Index Interest Rate Period in which the Applicable Factor is other than 70%, the number in this clause (b) shall not be less than such other number as may be designated in writing by the Borrower with a Favorable Opinion of Tax Counsel (as defined in the applicable Indenture).

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Affiliate of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to a Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

Agreement shall mean this Bond Purchase and Covenants Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Alternate Rate during a LIBOR Index Interest Rate Period, means a rate per annum equal to the sum of the Federal Funds Rate plus 1%; and at all other times, means an interest rate equal to 110% of the SIFMA Municipal Index (as defined in the applicable Indenture), but in neither event a rate in excess of the Maximum Rate.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Factor shall mean with respect to the Bonds, during the Initial LIBOR Index Interest Rate Period, 70%.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bonds, bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Audited Financial Statements shall mean the audited balance sheet of the Borrower for the fiscal year ended December 31, 2016, and the related statements of income and comprehensive income, common shareholder’s equity and cash flows of the Borrower for such fiscal year, including the notes thereto.

Authorized Officer shall mean, (a) with respect to the Borrower, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder, and (b) with respect to the Issuer, the Chair, Vice Chair or Public Finance Director of the State of Indiana. The Borrower and Issuer may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bank Documents shall mean and include this Agreement, the Fee Letter, the Bonds, any appropriate financing statements, and any other agreements, undertakings, instruments or documents setting forth obligations of Borrower related to any of the foregoing, and any amendment, modification or supplement from time to time, to any of the foregoing.

Bank Tender Date shall mean with respect to the Bonds, (a) the Initial Bank Tender Date and (b) during any LIBOR Index Interest Rate Period other than the Initial LIBOR Index Interest Rate Period, the date designated by the Borrower by notice to the Trustee pursuant to the Indenture.

Bankruptcy Code shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

Bonds has the meaning specified in paragraph (2) of the Background statements hereof.

Borrower has the meaning assigned in the first paragraph of this Agreement.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or the city in which the designated corporate trust office of the Trustee is located, and if the applicable Business Day relates to the Bonds, such day must also be a day on which dealings are carried on in the London interbank market.

Capitalized Lease of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

Capitalized Lease Obligations of a Person shall mean the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

Change in Control shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) which would result in a change of ownership of 30% or more of the outstanding shares of Voting Stock of either Parent, (b) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of Vectren Corporation (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of such Parent or (c) either Parent shall cease to own, free and clear of any Lien, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower.

CIP Regulations shall have the meaning specified in Section 9.10 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean (a) with respect to the Series 2013 Bonds, September 14, 2017, and (b) with respect to the Series 2014B Bonds, September 22, 2017.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, and judicial interpretations thereof, as from time to time in effect.

Commitment shall have the meaning assigned to such term in Section 2.12(a) [Commitments].

Compliance Certificate shall have the meaning specified in Section 6.5(c) hereof.

Computation Date shall mean two Business Days prior to each LIBOR Index Reset Date.

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Indebtedness shall mean at any time the Indebtedness of a Person and its subsidiaries calculated on a consolidated basis as of such time; provided that Net Mark-to-Market Exposure of commodity swaps, commodity options, forward commodity contracts, commodity spot contracts or any other similar transactions relating to commodities, or any combination of the foregoing (including any options to enter into any of the foregoing), whether or not such transactions are governed by or subject to any master agreement (including a Master Agreement, as defined below in the definition of “Swap Contract”) shall not be included in the calculation of Consolidated Indebtedness.

Consolidated Net Worth shall mean at any time the consolidated stockholders’ equity of a Person and its subsidiaries calculated on a consolidated basis as of such time and in accordance with GAAP.

Contingent Obligation of a Person shall mean any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (other than accounts payable (which are payable on terms customary in the trade) and other obligations (until such obligation is no longer contingent) of such Person’s subsidiary arising in the ordinary course of such subsidiary’s business), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

Controlled Group shall mean all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, either Parent or any of the Parents’ subsidiaries, are treated as a single employer under Section 414 of the Code.

Corporate Rating shall mean as of any date of determination, the non-credit enhanced corporate credit rating of a Person (as determined by either S&P or Moody’s).

Debtor Relief Laws shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Debt Rating shall mean as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of a Person’s non-credit-enhanced, senior unsecured long-term debt.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment, (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 2.5(e) [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Default Rate shall mean the lesser of (a) the Prime Rate plus 2% and (b) the Maximum Rate.

Determination of Taxability shall mean a determination that, due to the untruth or inaccuracy of any representation or warranty made by the Borrower in the Loan Agreement or the Tax Agreement (as defined in the applicable Indenture) or the breach of any covenant or warranty of the Borrower contained in the Loan Agreement, interest on the Bonds, or any of them, is determined not to be Tax-exempt by (a) a final administrative determination of the IRS or a final judicial decision of a court of competent jurisdiction in a proceeding of which the Borrower received notice and in which the Borrower was afforded an opportunity to participate to the full extent permitted by law or (b) an Opinion of Tax Counsel  (as defined in the applicable Indenture) obtained by the Borrower and delivered to the Trustee. A determination or decision will not be considered final for purposes of clause (a) of the preceding sentence unless (i) the Issuer or the holder or holders of the Bonds involved in the proceeding in which the issue is raised (x) shall have given the Borrower and the Trustee prompt written notice of the commencement thereof, and (y) shall have offered the Borrower the opportunity to control the proceeding; provided the Borrower agrees to pay all expenses and costs in connection therewith and to indemnify the Issuer and such holder or holders against all liability for such expenses and costs (except that any such holder may engage separate counsel for the holder or holders of the Bonds, and the Borrower shall not be liable for the fees or expenses of such counsel; and (ii) such proceeding shall not be subject to a further right of appeal or shall not have been timely appealed.

Dollar, Dollars, U. S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Environmental Laws shall mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Materials into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof.

Equity Interests shall mean with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Event of Default shall mean any of the events or conditions described in Section 8.1 [Events of Default].

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Bonds pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Bonds (other than pursuant to an assignment request by the Borrower under Section 2.13 [Replacement of a Lender] or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(b) [Payments Free of Taxes] or Section 2.10(d) [Indemnification by the Borrower], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(g) [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such sections of the Code.

Federal Funds Rate shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.  Each determination of the Federal Funds Rate by the Administrative Agent shall be conclusive and binding on the Issuer and the Borrower except in the case of manifest error.

Fee Letter shall mean the letter agreement dated September 13, 2017, from the Administrative Agent and the Lead Arranger to the Borrower and approved by the Borrower concerning the Administrative Agent’s and the Lead Arranger’s fees.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

GAAP shall mean, subject to the provisions of Section 1.3 [Accounting Principles], generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

Governmental Authority shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Hazardous Materials shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

Indebtedness of a Person shall mean such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) reimbursement and other obligations in connection with letters of credit, (i) Net Mark-to-Market Exposure of Swap Contracts, (j) Synthetic Lease Obligations and (k) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade.

Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

Indemnitee shall have the meaning specified in Section 10.3(b) [Indemnification by the Borrower].

Indenture has the meaning specified in paragraph (2) of the Background statements.

Information shall mean all information received from the Borrower or any of its subsidiaries relating to the Borrower or any such subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries, provided that, in the case of information received from the Borrower or any of its subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Initial Bank Tender Date shall mean May 1, 2023, except that there is no Initial Bank Tender Date for the Series 2013C Bonds.

Initial LIBOR Index Interest Rate Period shall mean (a) for the Series 2013C Bonds, the LIBOR Index Interest Rate Period beginning on September 22, 2017 to but excluding the first to occur of (i) the Conversion Date (as defined in the 2013 Indenture) next succeeding such date and (ii) the related Principal Payment Date (as defined in the 2013 Indenture); and (b) for the Series 2013D Bonds, the Series 2013E Bonds and the Series 2014B Bonds, the LIBOR Index Interest Rate Period beginning on September 22, 2017 to but excluding the first to occur of (i) the Initial Bank Tender Date; (ii) the Conversion Date (as defined in the 2013 Indenture or 2014 Indenture, as applicable) next succeeding September 22, 2017, and (iii) the related Principal Payment Date (as defined in the 2013 Indenture or 2014 Indenture, as applicable).

Issuer has the meaning specified in paragraph (1) of the Background statements hereof.

Issuer Documents shall mean the Loan Agreement, the Bonds, the Indenture, the First Mortgage Bonds, and any and all documents, instruments and agreements relating to the foregoing, and any amendment, modification or supplement from time to time, to any of the foregoing.

IRS shall mean the United States Internal Revenue Service.

Laws shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof; and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lead Arranger has the meaning assigned in the first paragraph of this Agreement.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

LIBOR Applicable Margin has the meaning assigned in Schedule 1.1(A).

LIBOR Index shall mean, for any Computation Date, the rate per annum determined by the Administrative Agent as the rate which appears on the US0001M (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by ICE Benchmark Administration as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market, at approximately 11:00 a.m., London time, on the Computation Date, as the one month London interbank offered rate for U.S. Dollars commencing on such LIBOR Index Reset Date.  During the Initial LIBOR Index Interest Rate Period, such index shall be determined by the Administrative Agent and shall be presumed correct absent manifest error.  In the event LIBOR is not available at such time for any reason, the “LIBOR Index” for such period will be determined by such comparable alternate method designed to measure interest rates in a similar manner, as reasonably selected by the Administrative Agent.  Any successor rate or alternate methodology must be an interest-based index, regularly published and broadly disseminated in a manner comparable to the LIBOR Index in effect prior to replacement and variations in the value of which index can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in United States dollars, and the Administrative Agent shall, as necessary, adjust the LIBOR Applicable Margin to effect a LIBOR Index Rate that is comparable to the Administrative Agent’s cost of funding in effect prior to the replacement of the LIBOR Index.  Notwithstanding anything herein to the contrary, if the LIBOR Index, determined as provided above, would be less than zero percent (0.0%), then the LIBOR Index shall be deemed to be zero percent (0.0%).

LIBOR Index Interest Period shall mean while Bonds bear interest at the LIBOR Index Rate, the period from (and including) September 22, 2017 to (but not including) the first Business Day of the following month, and thereafter shall mean the period from (and including) the first Business Day of each month to (but not including) the first Business Day of the next succeeding month (or, if sooner, to and including the last day of the LIBOR Index Interest Rate Period).

LIBOR Index Interest Rate Period shall mean (a) the Initial LIBOR Index Interest Rate Period and (b) each period thereafter from and including a LIBOR Index Rate Conversion Date to but excluding the earliest of (i) the immediately succeeding Bank Tender Date, (ii) the immediately succeeding Conversion Date (as defined in the applicable Indenture) and (iii) the Principal Payment Date.  If a LIBOR Index Interest Rate Period would otherwise end on a day which is not a Business Day, such LIBOR Index Interest Rate Period shall end on the next succeeding Business Day unless that day falls in another calendar month, in which case the LIBOR Index Interest Rate Period shall end on the next preceding Business Day.

LIBOR Index Rate shall mean a per annum rate of interest equal to the product of (a) the Margin Rate Factor, multiplied by (b) the product of (i) the sum of the Adjusted LIBOR Index plus the LIBOR Applicable Margin multiplied by (ii) the Applicable Factor.  The LIBOR Index Rate shall be rounded upward to the second decimal place.

LIBOR Index Rate Conversion Date means (a) the date on which the Bonds begin to bear interest at the LIBOR Index Rate or (b) if the Bonds have previously borne interest at the LIBOR Index Rate during a LIBOR Index Interest Rate Period then ending, the Bank Tender Date occurring at the end of the then ending LIBOR Index Interest Rate Period.

LIBOR Index Reset Date shall mean the first Business Day of each month.

LIBOR Reserve Percentage shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

Lien shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

Loan Agreement has the meaning specified in paragraph (3) of the Background statements hereof.

Loan Documents shall mean the Bank Documents and the Issuer Documents.

Loans has the meaning specified in paragraph (3) of the Background statements hereof.

Margin Rate Factor shall mean the greater of (a) 1.0 and (b) the product of (i) one minus the Maximum Federal Corporate Tax Rate multiplied by (ii) 1.53846.  The effective date of any change in the Margin Rate Factor shall be the effective date of the decrease or increase (as applicable) in the Maximum Federal Corporate Tax Rate resulting in such change.

Material Adverse Effect shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

Maximum Federal Corporate Tax Rate shall mean, for any day, the maximum rate of income taxation imposed on corporations pursuant to Section 11(b) of the Code, as in effect as of such day (or, if as a result of a change in the Code, the rate of income taxation imposed on corporations generally shall not be applicable to the Lenders, the maximum statutory rate of federal income taxation which could apply to the Lenders as of such day).

Maximum Rate shall mean, on any day, the lesser of (a) the maximum interest rate permitted by law or (b) 12% per annum.

Moody’s shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Multiemployer Plan shall mean a Plan of the type described in Section 4001(a)(3) of ERISA which the Borrower or any other member of the Controlled Group is a party to or is currently, or during the preceding five years has been obligated to make contributions.

Net Mark-to-Market Exposure of a Person shall mean, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Contracts. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Contract as of the date of determination (assuming the Swap Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Contract as of the date of determination (assuming such Swap Contract were to be terminated as of that date).

Non-Consenting Lender shall have the meaning specified in Section 10.1 [Modifications, Amendments or Waivers].

Obligations shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Bonds, the Fee Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

OFAC shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

Organization Documents shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Bond or Loan Document).

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13 [Replacement of a Lender]).

Parent shall mean (a) Vectren Corporation, an Indiana corporation, or (b) Vectren Utility Holdings, Inc. (“VUHI”), an Indiana corporation, and a wholly-owned direct subsidiary of Vectren Corporation.

Participant has the meaning specified in Section 10.8(d) [Participations] hereof.

Participant Register has the meaning specified in Section 10.8(d) [Participations] hereof.

Payment In Full and Paid In Full shall mean the indefeasible payment in full of (a) the Bonds in accordance with the defeasance provisions of the Indenture and (b) the other Obligations hereunder in cash.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Person shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or Section 430 of the Code as to which the Borrower or any other member of the Controlled Group may have any liability.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate established from time to time by PNC as PNC’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by PNC for commercial or other extensions of credit.  Each change in the Prime Rate shall be effective immediately from and after such change.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Purchase Price shall mean an amount equal to 100% of the principal amount of any Bond, plus accrued and unpaid interest thereon to but not including the applicable Bank Tender Date.

Ratable Share shall mean the percentage obtained by dividing (a) the outstanding Bonds owned by such Lender by (b) all outstanding Bonds.

Rating shall have the meaning specified in Schedule 1.1(A).

Recipient shall mean (a) the Administrative Agent, and (b) any Lender, as applicable.

Regulation U shall mean Regulation U of the Board of Governors of the Federal Reserve System of the United States, as from time to time in effect, and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Reportable Event shall mean a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 or Section 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

Required Lenders shall mean Lenders (other than any Defaulting Lender) owning more than 50% of the aggregate of the outstanding principal amount of the Bonds (excluding any Bonds owned by a Defaulting Lender).

S&P shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Sanctioned Entity shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

Sanctioned Person shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

SEC shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Series 2013 Bonds has the meaning specified in paragraph (1) of the Background statements hereof.

Series 2013C Bonds has the meaning specified in paragraph (1) of the Background statements hereof.

Series 2013D Bonds has the meaning specified in paragraph (1) of the Background statements hereof.

Series 2013E Bonds has the meaning specified in paragraph (1) of the Background statements hereof.

Series 2014B Bonds has the meaning specified in paragraph (2) of the Background statements hereof.

Single Employer Plan shall mean a Plan maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group.

Substantial Portion shall mean, with respect to the property of the Borrower, property which (a) represents more than 10% of the consolidated assets of the Borrower and its subsidiaries as would be shown in the consolidated financial statements of the Borrower as at the beginning of the twelve-month period ending with the month in which such determination is made or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its subsidiaries as reflected in the financial statements referred to in clause (a) above.

Swap Contract shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Synthetic Lease Obligation shall mean the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

Tax-exempt shall mean with respect to interest on any obligations of a state or local government, including the Bonds, that such interest is excluded from gross income of the holders or beneficial owners thereof for federal income tax purposes (other than in the case of a holder or beneficial owner of any Bonds who is a substantial user of the project financed with the proceeds of such Bonds or a related person within the meaning of Section 147(a) of the Code) whether or not such interest is includable as an item of tax preference or otherwise includable directly or indirectly for purposes of calculating tax liabilities, including any alternative minimum tax or environmental tax, under the Code or, as applicable, the Internal Revenue Code of 1954, as amended.

Taxable Rate shall mean a per annum rate of interest equal to the sum of the Adjusted LIBOR Index plus the LIBOR Applicable Margin.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Threshold Amount shall mean $25,000,000.

Trustee has the meaning specified in paragraph (1) of the Background statements hereto.

Unfunded Liabilities shall mean the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 2.10(g) [Status of Lenders].

Voting Stock shall mean with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Withholding Agent shall mean the Borrower and the Administrative Agent.

1.2       Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (c) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (d) reference to any Person includes such Person’s permitted successors and assigns; (e) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (i) unless otherwise specified, all references herein to times of day shall be references to Eastern Time (Standard or Daylight Savings, as applicable).

1.3       Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VII [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Article VII [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Audited Financial Statements. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VII [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II
PURCHASE OF BONDS; GUARANTY; FEES; PAYMENTS; INCREASED COSTS

2.1       Purchase of Bonds.

(a)       Purchase and Holding of Bonds.  Subject to the terms and conditions of this Agreement (including, but not limited to, Section 2.12 [Purchase of Bonds; Closing Date Procedures] and Section 4.1 [Conditions Precedent to Closing and Funding]) and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lenders agree (i) to purchase the Series 2013 Bonds on the Closing Date in the aggregate principal amount of $49,140,000 at par and (ii) to continue to hold the Series 2014B Bonds on the Closing Date in the aggregate principal amount of $41,275,000.

(b)       Principal and Interest. Principal and interest on the Bonds will be due and payable as set forth in the applicable Indenture.

(i)          Series 2013 Bonds. The Series 2013 Bonds shall bear interest at the LIBOR Index Rate payable as set forth in the 2013 Indenture and Series 2013 Bonds, except as follows:

 (A)          From the Closing Date to and including September 21, 2017, the Series 2013 Bonds shall bear interest at the Index Interest Rate as provided in the 2013 Indenture and the Series 2013 Bonds.

 (B)          Commencing on September 22, 2017, (1) if a Determination of Taxability occurs, at the option of the Borrower, the Series 2013 Bonds will remain Outstanding (as defined in the 2013 Indenture) but bear interest at the Taxable Rate.

 (2)          If the LIBOR Index Rate is not determined by the Administrative Agent on the Computation Date or in the event the Administrative Agent shall determine that any of the following described events has occurred and is continuing during the LIBOR Index Interest Rate Period, the Series 2013 Bonds will thereafter bear interest at the Alternate Rate:  (x) dollar deposits in the principal amount, and for periods equal to the LIBOR Index Interest Rate Period, of a LIBOR Index Rate are not available in the London inter-bank market; or (y) maintenance of a LIBOR Index Rate would violate any applicable law, rule, regulation or directive, whether or not having the force of law.

 (3)          Upon the occurrence and continuance of an Event of Default (as defined in the 2013 Indenture) during a LIBOR Index Interest Rate Period, the unpaid principal balance of the Series 2013 Bonds shall accrue interest at the Default Rate.

(ii)         Series 2014B Bonds. The Series 2014B Bonds shall bear interest at the LIBOR Index Rate payable as set forth in the 2014 Indenture and the Series 2014B Bonds, except as follows:

 (A)          If a Determination of Taxability occurs, at the option of the Borrower, the Series 2014B Bonds will remain Outstanding (as defined in the 2014 Indenture) but bear interest at the Taxable Rate.

 (B)          If the LIBOR Index Rate is not determined by the Administrative Agent on the Computation Date or in the event the Administrative Agent shall determine that any of the following described events has occurred and is continuing during the LIBOR Index Interest Rate Period, the Series 2014B Bonds will thereafter bear interest at the Alternate Rate:  (1) dollar deposits in the principal amount, and for periods equal to the LIBOR Index Interest Rate Period, of a LIBOR Index Rate are not available in the London inter-bank market; or (2) maintenance of a LIBOR Index Rate would violate any applicable law, rule, regulation or directive, whether or not having the force of law.

 (C)          Upon the occurrence and continuance of an Event of Default (as defined in the 2014 Indenture) during a LIBOR Index Interest Rate Period, the unpaid principal balance of the Series 2014B Bonds shall accrue interest at the Default Rate.

(c)       Mandatory Tender for Purchase. The Series 2013C Bonds shall mature on January 1, 2022 as provided in the 2013 Indenture and the Series 2013C Bonds, the Series 2013D Bonds shall mature on March 1, 2024 as provided in the 2013 Indenture and the Series 2013D Bonds, the Series 2013E Bonds shall mature on May 1, 2037 as provided in the 2013 Indenture and the Series 2013E Bonds, and the Series 2014B Bonds shall mature on July 1, 2025, as provided in the 2014 Indenture and the Series 2014B Bonds. Notwithstanding the forgoing and subsection (d) below, except for the Series 2013C Bonds, the Bonds shall be subject to mandatory tender for purchase by the Borrower on the Initial Bank Tender Date and on each other Bank Tender Date.  Except for the Series 2013C Bonds, the Bonds shall be purchased by the Borrower on the Initial Bank Tender Date and on each other Bank Tender Date by delivery of the Purchase Price to the Administrative Agent. Any indemnities and other amounts payable hereunder in connection with such purchase shall also be paid on such Bank Tender Date.

(d)       Right to Prepay. The Borrower shall have the right to prepay any amount due under the Loan Agreement, and direct the corresponding optional redemption of all or a portion of the Bonds, at a redemption price of 100% of the principal amount thereof plus interest accrued to the date fixed for redemption, in accordance with the Loan Agreement and the Indenture, on any LIBOR Index Reset Date, provided that any such prepayment (and corresponding redemption) shall also be subject to the Borrower’s obligation to indemnify the Lenders under Section 2.11 [Indemnity]. Prepayments may not be reborrowed by Borrower under this Agreement. Notice of redemption of Bonds shall be given in accordance with the Indenture.

(e)       On and after the Closing Date, each Lender agrees that the Administrative Agent shall, on behalf of such Lender, upon the request of the Borrower, deliver its consent to an amendment and restatement of the Mortgage Indenture (as defined in the Indenture) so long as each rating agency then rating the Borrower’s secured debt confirms that such amendment and restatement will not result in lowering or the withdrawal of its then current rating on the Borrower’s secured debt.

2.2       [Reserved]

2.3       Debt Service and Other Payments.

(a)       The Borrower hereby agrees to pay to the Administrative Agent (for the benefit of the Lenders for the Bonds) on each required date, as set forth in Article IV of the applicable Loan Agreement, all amounts then due and payable on the Bonds. As provided in the Indenture and the Loan Agreement, the Borrower, on behalf of the Issuer, shall make payments of principal and/or interest on the Bonds directly to the Administrative Agent (for the benefit of the Lenders for the Bonds).

(b)       The Borrower also agrees to pay interest on all Obligations not paid when due at a rate per annum which, if not otherwise expressly provided for in this Agreement in a particular case, shall be equal to the Default Rate, which amounts shall be payable on demand and on the date of payment in full on any amount remaining unpaid by the Borrower to the Lenders. The Default Rate shall continue to accrue on all Obligations after the commencement and during the pendency of any insolvency, bankruptcy, receivership, conservatorship or similar debtor relief proceedings. In addition, in the event the Lenders have not received any payment on any Obligations within five (5) Business Days of its due date, the Borrower shall pay a late charge equal to the greater of (a) 5% of the delinquent amount; or (b) $100.00.

2.4       Fee Letter.  The Borrower agrees to pay the Administrative Agent and the Lead Arranger the amounts set forth in the Fee Letter at the times set forth therein.

2.5       Payments and Computations Under the Applicable Indenture.

(a)       Computations. Interest on the Bonds will be computed on the basis of a 360-day year for the actual number of days elapsed except in the case of interest accruing at the Default Rate which will be computed on the basis of a 365/366-day year, as the case may be, for the actual number of days elapsed. Computations of fees and any other interest and fees hereunder shall be calculated on the basis of a 365/366-day year, as the case may be, for the actual number of days elapsed. If, by the terms of this Agreement, the Borrower at any time is required or obligated to pay interest at a rate in excess of the Maximum Rate, the rate of interest shall be deemed to be immediately reduced to such Maximum Rate and the portion of all prior interest payments in excess of such Maximum Rate shall be applied and shall be deemed to have been payments made in reduction of the principal amount due hereunder, and if the rate of interest shall thereafter fall below the Maximum Rate, such rate of interest shall be deemed to be immediately increased to the Maximum Rate until, and to the extent, prior interest reduction(s) are recouped by Lenders.

(b)       Business Day. Whenever any payment on Bonds shall be due on a day which is not a Business Day such payment shall be due as provided in such Bonds and the Indenture. Whenever any payment or action to be made or taken hereunder (other than payment on Bonds) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

(c)       Other Payments. All payments and prepayments to be made in respect of principal, interest, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC for the ratable accounts of the Lenders in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 12:00 noon by the Administrative Agent with respect to the Bonds and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Bonds and other amounts owing under this Agreement and shall be deemed an “account stated.”

(d)       Pro Rata Treatment of Lenders. Each payment or prepayment by the Borrower with respect to principal, interest, fees (but excluding the Administrative Agent’s fees) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 2.13 [Replacement of a Lender] or Section 2.9 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, and other fees or amounts then due or payable to such Lenders as set forth in this Agreement.

(e)       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of the Bonds or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Bonds and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Bonds and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Bonds and other amounts owing them, provided that:

(i)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)         the provisions of this subsection (e) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Bonds to any assignee or participant, other than to the Borrower or any subsidiary thereof (as to which the provisions of this subsection (e) shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(f)        Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation

2.6       Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender, the Defaulting Lender’s share shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s share, and on such date such Lender shall purchase at par such shares from the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold its Ratable Share.

2.7       Evidence of Debt.  The Administrative Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the amounts of principal, interest and fees payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement or any other Loan Documents, the entries made in such account or accounts shall be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error.

2.8       Obligations Absolute.  The obligations of the Borrower under this Agreement shall be primary, absolute, unconditional and irrevocable, and shall be observed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever including, without limitation, the following circumstances:

(a)       any lack of validity or enforceability of, the Bonds, any resolutions authorizing the Bonds, the Issuer Documents or the Bank Documents;

(b)       any amendment or waiver of or any consent to departure from any term, condition or provision of all or any of the Issuer Documents or Bank Documents;

(c)        the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Trustee, the Administrative Agent, any Lender, the Issuer or any beneficiary or transferee, whether in connection with this Agreement, any Bank Document, any Issuer Document or any unrelated transaction;

(d)       any certificate presented to the Administrative Agent proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)       any statement or any other document presented to the Administrative Agent proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f)        any exchange, acceptance, release or non-perfection as to any collateral or release or addition of any other Person primarily or secondarily liable; or

(g)       any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

2.9       Increased Costs.  If any Lender shall reasonably determine that any change after the date hereof in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary, or other authority having jurisdiction over such Lender or its lending offices (a “Regulatory Change”), or compliance by such Lender or any Person controlling such Lender of a Regulatory Change would (a) have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s purchase or holding of the Bonds to a level below that which such Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material; (b) subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (c) would otherwise reduce the amount of any sum received or receivable by such Lender as the holder of the Bonds, then from time to time, upon written demand by such Lender (which demand shall be accompanied by a certificate of such Lender described below), the Borrower, shall pay directly to such Lender or such controlling Person such additional amount as will compensate such Lender for such increased cost or such reduction within thirty (30) days upon receipt of such written demand. The foregoing provision shall not apply if such Regulatory Change is caused by the Lender’s gross negligence, malfeasance, mismanagement or illegal activity.

The Lender or any Person controlling such Lender shall use its best efforts to notify the Borrower of any event that will entitle such Lender to any compensation pursuant to this Section and the estimated amount of such compensation as promptly as practicable, but not less than 60 days, after the date such increased costs or reductions are applicable to such Lender or such Person.

A certificate as to such reduction in yield or rate of return incurred by such Lender or any Person controlling such Lender setting forth, in reasonable detail, the basis for calculation and the amount of such calculation shall be submitted to the Borrower by such Lender or any Person controlling such Lender.  In determining any such amounts, such Lender and any Person controlling such Lender will act reasonably and in good faith, using averaging and attribution methods which are reasonable.

Notwithstanding the foregoing, the Borrower shall not be required to compensate such Lender or any Person controlling such Lender for such increased cost or such reduction resulting from such Regulatory Change incurred more than 120 days prior to the date that such Lender notifies the Borrower of such Regulatory Change.

2.10     Taxes.

(a)       Definitional Usage. For purposes of this Section 2.10 [Taxes], the term “applicable Law” includes FATCA.

(b)       Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)       Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8(d) [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.10(e) [Indemnification by the Lenders].

(f)        Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.10 [Taxes], the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)       Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(g)(ii)(A), 2.10(g)(ii)(B) and 2.10(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

 (A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

 (B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

 (1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

 (2)          executed originals of IRS Form W-8ECI;

 (3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.10(g)(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

 (4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.10(g)(B) or Exhibit 2.10(g)(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.10(g)(D) on behalf of each such direct and indirect partner;

 (C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

 (D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 [Taxes] (including by the payment of additional amounts pursuant to this Section 2.10 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 2.10(h) [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.10(h) [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.10(h) [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Survival. Each party’s obligations under this Section 2.10 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations.

2.11     Indemnity.  In addition to the compensation or payments required by Section 2.9 [Increased Costs] or Section 2.10 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(a)       payment, prepayment, conversion, redemption or extension of Bonds on a day other than the last day of the corresponding LIBOR Index Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b)       attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to prepayments of Loans and/or redemption of Bonds,

(c)       default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

2.12     Purchase of Bonds; Closing Date Procedures.

(a)       Commitments. Each Lender is hereby notified of its commitment to advance its share of the purchase price of the Bonds as set forth opposite its name on Schedule 1.1(B) (each, a “Commitment”) as provided herein. On the Closing Date, each Lender shall remit funds to the Administrative Agent equal to its Commitment, and the Administrative Agent shall, to the extent the Lenders have made such funds available to it for such purpose, and provided that the requirements of Section 4.1 [Conditions Precedent to Closing and Funding] have been met to the satisfaction of the Administrative Agent, purchase the Bonds in accordance with Section 2.1(a) [Purchase]; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, and such Lender shall be subject to the repayment obligation in Section 2.12(b) [Presumptions by the Administrative Agent]. The failure of any Lender to advance its Commitment shall not relieve any other Lender of its obligations to make an advance of its Commitment nor shall it impose any additional liability on any other Lender hereunder.

(b)       Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent funds equal to such Lender’s Commitment, the Administrative Agent may assume that such Lender has made such funds available on such date in accordance with Section 2.12(a) [Commitments] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact remitted such funds to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Bonds. If such Lender pays its share of the applicable purchase price of the Bonds to the Administrative Agent, then such Lender shall own Bonds in the amount so paid. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.13     Replacement of a Lender.  In the event any Lender (a) requests compensation under Section 2.9 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 [Taxes], (b) is a Defaulting Lender or has been a Defaulting Lender three or more times within a consecutive six month period, (c) becomes subject to the control of a Governmental Authority (other than normal and customary supervision), or (d) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and (other than existing rights to payments pursuant to Section 2.9 [Increased Costs] or 2.10 [Taxes] and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns] or the Administrative Agent has agreed to waive such fee;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Bonds, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.9 [Increased Costs] or payments required to be made pursuant to Section 2.10 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)       such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.14     Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.9 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Bonds hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.9 [Increased Costs] or Section 2.10 [Taxes], as the case may be, in the future, and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.15     Classification as Loan.  The Bonds are not being registered or otherwise qualified for sale under “Blue Sky Laws”.  The Borrower will not request CUSIP numbers for the Bonds. No official statement or similar offering document has been prepared for the Bonds. The Bonds will not close through The Depository Trust Company or similar repository and will not be in book-entry form. The Borrower will not request the Bonds be assigned a separate rating by any rating agency.

2.16     Increase in Commitments.

(a)       Borrower Request.  Prior to May 2, 2018, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (each an “Incremental Commitment”), by an aggregate amount not in excess of $61,750,000, for the purpose of purchasing in lieu of redeeming the Issuer’s $22,200,000 Environmental Improvement Refunding Revenue Bonds, Series 2013A (AMT) (Southern Indiana Gas and Electric Company Project), and $39,550,000 Environmental Improvement Refunding Revenue Bonds, Series 2013B (AMT) (Southern Indiana Gas and Electric Company Project) (together, the “Series 2013A/B Bonds”).  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitment be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, and (ii) the identity of each Lender to whom the Borrower proposes any portion of such Incremental Commitment be allocated and the amounts of such allocations.

(b)       Conditions.  The Incremental Commitments shall become effective on the Increase Effective Date, provided that the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)          A certificate of the Borrower signed by an Authorized Officer, dated the Increase Effective Date stating that (w) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects, (x) the Borrower is in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists or would result from an Incremental Commitment and (z) since the date of the audited balance sheet of the Borrower for the preceding fiscal year, and the related statements of income and comprehensive income, common shareholder’s equity and cash flows of the Borrower for such fiscal year, including the notes thereto, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Borrower which could reasonably be expected to have a Material Adverse Effect;

(ii)         A certificate dated the Increase Effective Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to: (x) all action taken by the Borrower in connection with this Agreement, the Increase Joinder (as defined herein) and the other documents, instruments and agreements to be executed and delivered in connection with the Incremental Commitments and the purchase in lieu of redemption of the Series 2013A/B Bonds (collectively, the “Incremental Commitment Loan Documents”); (y) the names of the Authorized Officers authorized to sign the Increase Joinder and the Incremental Commitment Loan Documents and their true signatures; and (z) copies of its Organization Documents as in effect on the Increase Effective Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in each state where organized or qualified to do business;

(iii)        Bonds relating to the Incremental Commitments signed by an Authorized Officer of the Issuer and authenticated by the Trustee;

(iv)       The Increase Joinder and each of the other Incremental Commitment Loan Documents signed by an Authorized Officer of the Borrower and Issuer and all appropriate financing statements;

(v)         A written opinion of tax counsel, dated the Increase Effective Date, covering federal income tax matters relating to interest on the Bonds and other matters, in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(vi)       A written opinion of counsel for the Borrower, dated the Increase Effective Date and in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(vii)      Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;

(viii)     A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Increase Effective Date, signed by an Authorized Officer;

(ix)        All material consents required to effectuate the transactions contemplated by the Increase Joinder and Incremental Commitments; and

(x)         Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment and including an amendment to Schedule 1.1(B) reflecting such Incremental Commitment, all in form and substance reasonably satisfactory to each of them.  Notwithstanding the provisions of Section 10.1 [Modifications, Amendments or Waivers], the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16.  In addition, unless otherwise specifically provided herein, all references in this Agreement to the Bonds shall be deemed, unless the context otherwise requires, to the Incremental Commitments made pursuant to this Agreement.  This Section 2.16 shall supersede any provisions in 10.1 [Modifications, Amendments or Waivers] to the contrary.

(c)       Term of Incremental Commitments.  The terms and provisions of the Incremental Commitments shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the terms and provisions hereunder for the Bonds.

(d)       New Loan.  On any Increase Effective Date, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a loan to the Borrower in an amount equal to its new Commitment.  On and after any Increase Effective Date, each Lender of such new Commitment agrees that the Administrative Agent shall, on behalf of such Lender, upon the request of the Borrower, deliver its consent to an amendment and restatement of the Mortgage Indenture (as defined in the Indenture) so long as each rating agency then rating the Borrower’s secured debt confirms that such amendment and restatement will not result in lowering or the withdrawal of its then current rating on the Borrower’s secured debt.

(e)       Benefit.  The Commitments established pursuant to this paragraph shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to purchase and hold the Bonds and to enter into this Agreement and the other Bank Documents, the Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:

3.1       Existence.  The Borrower is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

3.2       Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party, assuming the due authorization by the other parties thereto and the validity and binding effect on such other parties, constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

3.3       No Conflict, Government Consent.  Neither the execution or delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (b) the Borrower’s Organization Documents, or (c) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the property of the Borrower, pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Borrower, is required to be obtained by the Borrower, in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

3.4       Financial Statements.  The Audited Financial Statements heretofore delivered to the Administrative Agent by the Borrower were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition of the Borrower at such dates and the results of its operations for the periods then ended.

3.5       Material Adverse Change.  Since the date of the Audited Financial Statements, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Borrower which could reasonably be expected to have a Material Adverse Effect.

3.6       Taxes.  The Borrower has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists other than Liens permitted by Section 7.3 [Liens] hereof. No tax Liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower in respect of any taxes or other governmental charges are adequate.

3.7       Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting the Borrower which (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the execution and delivery of the Loan Documents or the performance of its obligations thereunder. Other than any liability incident to any litigation, arbitration or proceeding which (x) could not reasonably be expected to have a Material Adverse Effect or (y) is disclosed in the (A) Form 10-K of either Parent for the fiscal year ended December 31, 2016, or (B) Form 10-Qs of either Parent for the fiscal quarters ended March 31, 2017 and June 30, 2017, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements of the Borrower referred to in Section 6.5 [Financial Reporting] hereof.

3.8       ERISA.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans that would reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

3.9       Accuracy of Information.  No information, exhibit or report furnished by the Borrower to the Administrative Agent in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.10     Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower which are subject to any limitation on sale, pledge, or other restriction hereunder.

3.11     Material Agreements.  The Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

3.12     Compliance with Laws.  The Borrower has complied with all applicable Laws except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

3.13     Ownership of Properties.  Except as otherwise provided in writing to the Administrative Agent, on the date of this Agreement, the Borrower will have good title, free of all Liens other than those permitted by Section 7.3 [Liens] hereof or permitted under the Mortgage Indenture, to all of the property and assets reflected in the Borrower’s most recent financial statements provided to the Administrative Agent.

3.14     Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and the execution of this Agreement does not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

3.15     Environmental Matters.  The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on its businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as disclosed in the Form 10-K for either Parent for the fiscal year ended December 31, 2016, or in the Form 10-Qs of either Parent for the fiscal quarters ended March 31, 2017 and June 30, 2017, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Form 10-K for either Parent for the fiscal year ended December 31, 2016 or in the Form 10-Qs of either Parent for the fiscal quarters ended March 31, 2017 and June 30, 2017, the Borrower has not received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

3.16     Investment Company Act.  The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.17     Insurance.  The properties of the Borrower are insured (including by self-insurance) with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

3.18     Solvency.

(a)       Immediately after the consummation of the transactions to occur on the date hereof and after giving effect to the application of the proceeds of the Loans under the Loan Agreement, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)       The Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

3.19     Compliance with OFAC Rules and Regulations.

(a)       The Borrower is not in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcementlofac/ or as otherwise published from time to time.

(b)       The Borrower (i) is not a Sanctioned Person or a Sanctioned Entity, (ii) does not have more than 10% of its assets located in Sanctioned Entities, or (iii) does not derive more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of the Loans will be used or have been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.20     Compliance with FCPA.  The Borrower is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

3.21     Anti-Terrorism Laws.  The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”).  The Borrower is not in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (c) the USA Patriot Act. The Borrower (x) is not a blocked person described in Section 1 of the Executive Order No. 13224 or (y) to the best of its knowledge, does not engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND FUNDING

4.1       Conditions Precedent to Closing and Funding.  The obligation of the Lenders to enter into this Agreement and purchase the Bonds on the Closing Date is subject to the accuracy, as of the Closing Date, of the representations and warranties herein contained, to the performance by the Borrower of its obligations to be performed hereunder on or before the Closing Date and to the satisfaction of the following further conditions:

(a)       Documentation. On the Closing Date, the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)          A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects, (x) the Borrower is in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) since the date of the Audited Financial Statements delivered to the Administrative Agent, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Borrower which could reasonably be expected to have a Material Adverse Effect;

(ii)         A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to: (x) all action taken by the Borrower in connection with this Agreement and the other Loan Documents; (y) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (z) copies of its Organization Documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence of the Borrower in each state where organized or qualified to do business;

(iii)        The Bonds signed by an Authorized Officer of the Issuer and authenticated by the Trustee;

(iv)       This Agreement and each of the other Loan Documents signed by an Authorized Officer of the Borrower and Issuer and all appropriate financing statements;

(v)        A written opinion of special tax counsel, dated the Closing Date, covering federal income tax matters relating to interest on the Bonds and other matters, in form and substance acceptable to the Administrative Agent and its counsel;

(vi)       A written opinion of counsel for the Borrower, dated the Closing Date and in the form set forth in Schedule 4.1(a);

(vii)      Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;

(viii)     A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer;

(ix)        A funding request of the Borrower relating to the Series 2013 Bonds;

(x)         All material consents required to effectuate the transactions contemplated hereby; and

(xi)        Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

(b)       Fees. The Borrower shall have paid all fees and reasonable expenses payable on or before the Closing Date as required by this Agreement, the Fee Letter or any other Loan Document.

ARTICLE V
[RESERVED]

ARTICLE VI
AFFIRMATIVE COVENANTS

From the date hereof and thereafter for so long as any Obligations are outstanding or the Borrower is indebted to the Lenders under any of the Loan Documents and until Payment in Full, the Borrower shall ensure that it shall, and shall cause each of its subsidiaries to comply with the following affirmative covenants:

6.1       Preservation of Existence, Etc.  The Borrower shall, and shall cause each of its subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted herein or where the lack of legal existence or the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.

6.2       Compliance with Loan Documents.  The Borrower shall at all times comply in all material respects with the terms and conditions applicable to the Borrower as set forth in the Loan Documents.

6.3       Purchase of Bonds on Initial Bank Tender Date.  In the event that the Bonds are not remarketed, the Borrower covenants to purchase the Bonds on the Initial Bank Tender Date.  The Borrower acknowledges that, in the event the Bonds are not remarketed, failure to purchase the Bonds on the Initial Bank Tender Date shall constitute an Event of Default under this Agreement and an “event of default” pursuant to the terms of the Loan Documents; whereby, at the discretion and direction of the Administrative Agent, the Administrative Agent may elect to accelerate the outstanding principal of and interest on the Bonds pursuant to the terms of the Indenture.

6.4       Delivery of Material Notices and Reports to the Administrative Agent.  The Borrower covenants that any notices, reports or materials, including without limitation, financial statements and events of default, provided by the Borrower to the Trustee under any of the Loan Documents shall simultaneously be delivered to the Administrative Agent.

6.5       Financial Reporting.  The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower will furnish to the Administrative Agent:

(a)       Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP, including balance sheets as of the end of such period, related statements of income and retained earnings, and a statement of cash flows.

(b)       Within 60 days after the close of the first three quarterly periods of each of its fiscal years, either (i) unaudited condensed financial statements consisting of an unaudited condensed balance sheet as at the close of each such period and unaudited condensed statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter (the “Interim Financial Statements”), all certified by the Chief Financial Officer or Treasurer of the Borrower or (ii) if the Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and is required to file a report on Form 10-Q with the SEC, a copy of the Borrower’s report on Form 10-Q for such quarterly period.

(c)       Together with the financial statements required under (a) and (b) above, a compliance certificate in substantially the form attached hereto as Exhibit 6.5(c) (a “Compliance Certificate”), signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Potential Default or Event of Default exists, or if any Potential Default or Event of Default exists, stating the nature and status thereof.

(d)       As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer or Treasurer of the Borrower, describing such Reportable Event and the action which the Borrower proposes to take with respect thereto.

(e)       As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower is or may be liable to any Person as a result of the release by the Borrower or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any Environmental Law by the Borrower, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(f)        Promptly upon the filing thereof, copies of all registration statements (other than statements filed under Section 16 of the Securities Exchange Act of 1934, registration statements on Form S-8 or any successor form thereto and other than registration statements relating to shares to be issued under a dividend reinvestment plan) and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC.

(g)       Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to (a), (b), (c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

6.6       Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely for the purposes permitted by the Loan Documents. The Borrower will not use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).

6.7       Notice of Default.  The Borrower will give notice in writing to the Administrative Agent of the occurrence of any Potential Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, in each case promptly after any executive officer of the Borrower obtains knowledge thereof.

6.8       Conduct of Business.  The Borrower will:

(a)       carry on and conduct its business in substantially the same manner and in substantially the same or reasonably related fields of enterprise as it is presently conducted; and

(b)       preserve and keep in full force and effect the existence of the Borrower as a corporation, partnership or limited liability company unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect the existence of the Borrower would not have a Material Adverse Effect.

6.9       Taxes.  The Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.10     Insurance.  The Borrower will maintain with financially sound and reputable insurance companies insurance and/or maintain self-insurance on all of its property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent upon request full information as to the insurance carried.

6.11     Compliance with Law. (a) The Borrower will comply with all Laws to which it may be subject including, without limitation, all Environmental Laws, except where such noncompliance, singly or in the aggregate, could not have a Material Adverse Effect.

(b)       Without limiting subsection (a) above, the Borrower will ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

(c)       Without limiting subsection (a) above, the Borrower will comply with the Bank Secrecy Act and all other applicable anti-money laundering laws and regulations.

6.12     Maintenance of Properties.  Except as otherwise expressly permitted under this Agreement, the Borrower will do all things necessary to maintain, preserve, protect and keep its property in good repair, working order and condition (other than ordinary wear and tear), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where such failure, to maintain, singly or in the aggregate, could not have a Material Adverse Effect provided that this Section 6.12 shall not prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

6.13     Inspection.  The Borrower will permit the Administrative Agent, by its representatives and agents, to inspect any of the property, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as such Administrative Agent may designate, provided that, (a) unless an Event of Default under this Agreement shall have occurred, the costs and expenses of such inspection shall be paid by the Administrative Agent and (b) if an Event of Default under this Agreement shall have occurred, the reasonable and documented costs and expenses of such inspection shall be paid by the Borrower.

6.14     Remedies under Indenture.  The Borrower acknowledges and agrees that, in addition to the rights and remedies provided in this Agreement and the other Bank Documents, the Administrative Agent and the Lenders shall also have all of the rights and remedies provided to bondholders in the Indenture and other Issuer Documents.

ARTICLE VII
NEGATIVE COVENANTS

From the date hereof and thereafter for so long as any Obligations are outstanding or the Borrower is indebted to the Lenders under any of the Loan Documents and until Payment in Full, the Borrower shall not, and shall not permit any of its subsidiaries to:

7.1       Merger.  Merge or consolidate with or into any other Person, except that the Borrower may enter into mergers provided that (a) both prior to and immediately after giving effect to such merger or consolidation, no Potential Default or Event of Default exists, (b) the Borrower is the surviving corporation of any such merger or consolidation to which such Person is a party or (c) if the Borrower is not the surviving Person, (i) the Person into which the Borrower shall be merged or formed by any such consolidation (1) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (2) shall assume the Borrower’s obligations hereunder and under the Loans in an agreement or instrument satisfactory in form and substance to the Administrative Agent and (ii) the Debt Rating or the Corporate Rating of the surviving corporation in effect immediately after giving effect to such merger or consolidation shall not be less than “Baa3” (in the case of Moody’s) and “BBB” (in the case of S&P); provided that, if VUHI shall assume the Borrower’s obligations hereunder and under the Loan Agreement in an agreement or instrument satisfactory in form and substance to the Administrative Agent, the Borrower may merge into VUHI without otherwise complying with the requirements of this subsection.

7.2       Sale of Assets.  Except for the disposition of the Borrower’s ownership interest in Warrick Unit 4, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Borrower and its subsidiaries; provided, however, that the Borrower or any subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Borrower and its subsidiaries if such assets are sold in an arms-length transaction and, at such time and after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing, and an amount equal to the Net Proceeds (as defined below) received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall in any combination, be used:

(a)       within 24 months of such sale, lease or other disposition of assets constituting a substantial part of the assets of the Borrower and its subsidiaries to acquire productive assets (including equity interests in a Person that immediately becomes a subsidiary upon the acquisition of such equity interests) used or useful in carrying on the business of the Borrower and its subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; provided, that the Borrower and/or its subsidiary shall have been contractually obligated to use such Net Proceeds to acquire such productive assets within 18 months of such sale, lease or other disposition of assets constituting a substantial part of the assets of the Borrower and its subsidiaries to acquire productive assets; and/or

(b)       within 18 months of such sale, lease or other disposition of assets constituting a substantial part of the assets of the Borrower and its subsidiaries to prepay or retire senior Indebtedness of the Borrower and/or its subsidiaries, provided that the Borrower shall offer to prepay the Bonds on a pro rata basis along with such senior Indebtedness at 100% of the principal amount thereof, together with accrued interest thereon to the date of such prepayment. Any offer of prepayment of the Bonds pursuant to this Section shall be given to the Administrative Agent by written notice that shall be delivered not less than twenty (20) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by the Administrative Agent in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the pro rata portion of the Bonds to be prepaid. If the Administrative Agent desires to have the Bonds prepaid, it shall notify the Borrower in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment. If the Administrative Agent fails to respond to an offer to prepay made pursuant to this Section, it shall be deemed to constitute a rejection of such offer by the Administrative Agent. For the purposes of this Section, the Borrower shall be deemed to have satisfied its obligations to prepay senior Indebtedness to the extent that the Borrower has offered to prepay the Bonds or any other senior Indebtedness with similar prepayment requirements and any holders have declined such offer of prepayment.

As used in this Section, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Borrower and its subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Borrower and its subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 25% of the book value of consolidated total assets of the Borrower and its subsidiaries, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Borrower and its subsidiaries and (ii) any sale or transfer of property acquired by the Borrower or any subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Borrower or any subsidiary if the Borrower or a subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its subsidiaries in respect of any sale, lease, or dispositions of assets, net of the direct costs relating to such sale, lease or disposition (including without limitation, out of pocket legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions).

7.3       Liens.  Create, incur or suffer to exist any Lien in, of, or on the property of the Borrower, except:

(a)       Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b)       Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, and such other carriers’, warehousemen’s, mechanics’ or other similar liens that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c)       Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure bid, performance, surety or similar bonds utilized in the ordinary course of business;

(d)       utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower;

(e)       existing Liens (including Liens securing Indebtedness of a Person existing on the date the Person becomes a subsidiary of the Borrower) or Liens on assets securing Indebtedness assumed by the Borrower or a subsidiary of the Borrower when such assets are acquired by the Borrower or such subsidiary of the Borrower), including extensions, renewals or replacements of any such Liens in connection with the extension, renewal or replacement of any related existing Indebtedness (without any increase in the amount thereof, but including the full amount of any existing commitments to provide credit that were undrawn at such time of such extension, renewal or replacement); provided that in connection with the refinancing of any such existing Indebtedness such Liens shall extend only to the property covered by such Liens immediately prior to such extension, renewal or replacement;

(f)        Liens under the Mortgage Indenture (as defined in the Indenture) on the property of the Borrower that is subject to the Mortgage Indenture (without giving effect to any amendments thereto after the date hereof that would expand the description of the collateral subject to the lien thereof);

(g)       Liens in favor of VUHI or a subsidiary of VUHI securing intercompany indebtedness or other obligations owed to VUHI by the Borrower;

(h)       Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Borrower, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 360 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty (360) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Borrower, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the fair market value of such property (as determined in good faith by one or more officers of the Borrower to whom authority to enter into the transaction has been delegated by the board of directors of the Borrower); and (iii) at the time of such incurrence and after giving effect thereto, no Potential Default or Event of Default would exist;

(i)        Liens arising out of judgments or awards but only to the extent that the creation of any such Lien shall not be an event or condition which, with or without notice or lapse of time or both, would cause the Borrower to be in violation of Section 8.1(h);

(j)        Security interests in favor of lessors of personal property, which property is the subject of a true lease;

(k)       Liens in the form of pledges by the Borrower of the First Mortgage Bonds issued under the Mortgage Indenture; or

(l)        in addition to Liens covered by (a)-(k) above, Liens securing Indebtedness not exceeding 15% of the Borrower’s Consolidated Net Worth in the aggregate outstanding at any time.

7.4       Affiliates.  Except for the payment of lawful dividends or the making of lawful distributions on its Equity Interests, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (other than VUHI, Indiana Gas Company, Inc. and Vectren Energy Delivery of Ohio, Inc.) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s business and, upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction.

7.5       Consolidated Debt to Capitalization Ratio.  Permit the ratio, determined as of the end of each of its fiscal quarters, of (a) the Borrower’s Consolidated Indebtedness to (b) the Borrower’s Consolidated Indebtedness plus the Borrower’s Consolidated Net Worth to be greater than .65 to 1.0.

ARTICLE VIII
DEFAULT

8.1       Events of Default.  Any of the following shall constitute an Event of Default:

(a)       Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Borrower to the Administrative Agent or the Lenders under or in connection with this Agreement, or any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

(b)       Non-Payment. Nonpayment of principal of the Bonds when due, or nonpayment of interest upon the Bonds or of any fees or other obligation under this Agreement or any of the Loan Documents within five days after the same becomes due.

(c)       Covenants. The breach by the Borrower of any of the terms or provisions of Sections 6.6, 6.7, 7.1, 7.2, 7.3, 7.4 and 7.5 hereof.

(d)      Other Defaults. The breach by the Borrower (other than a breach which constitutes an Event of Default under another paragraph of this Section 8.1) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent.

(e)       Cross-Defaults.  Failure of the Borrower to pay when due any Indebtedness aggregating in excess of the Threshold Amount (“Material Indebtedness”); or the default by the Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity (other than by a regularly scheduled payment or pursuant to customary due on sale or similar clauses or as a result of the occurrence of a change of control; provided that any payment required pursuant to such due on sale or similar clause shall be paid within three Business Days of becoming due and payable); or any Material Indebtedness of the Borrower shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof (other than by a regularly scheduled payment or pursuant to customary due on sale or similar clauses or as a result of the occurrence of a change of control; provided that any payment required pursuant to such due on sale or similar clause shall be paid within three Business Days of becoming due and payable); or the Borrower shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(f)        Insolvency.

(i)          The Borrower shall (A) have an order for relief entered with respect to it under any Debtor Relief Law as now or hereafter in effect, (B) make an assignment for the benefit of creditors, (C) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its property, (D) institute any proceeding seeking an order for relief under any Debtor Relief Laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (E) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this paragraph (f)(i) or (F) fail to contest in good faith any appointment or proceeding described in paragraph (f)(ii) below.

(ii)         Without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Substantial Portion of its property, or a proceeding described in paragraph (f)(i)(D) above shall be instituted against the Borrower and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

(g)       Condemnation. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of the Borrower which, when taken together with all other property of the Borrower so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

(h)       Judgments. The Borrower shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of the Threshold Amount, which is not stayed on appeal or otherwise being appropriately contested in good faith.

(i)        ERISA.

(i)          The Unfunded Liabilities of all Single Employer Plans shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

(ii)         The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

(iii)        The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

(j)        Environmental Liability.  The Borrower shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, or any other Person of any Hazardous Material into the environment, or (ii) violate any Environmental Laws, which, in the case of an event described in clause (i) or clause (ii), has a Material Adverse Effect.

(k)       Change in Control.  Any Change in Control shall occur which has a Material Adverse Effect on the Borrower.

(l)        Other Loan Documents.  The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

(m)      Mandatory Tender for Purchase. (i) The Borrower shall fail to pay the Purchase Price of any Bonds to the Administrative Agent on the Initial Bank Tender Date, or (ii) the Borrower shall fail to pay the Purchase Price of any Bonds to the Administrative Agent on any other Bank Tender Date.

8.2       Consequences of Event of Default.

(a)       In General. If an Event of Default under Section 8.1 [Events of Default] of this Agreement shall occur and be continuing, the Administrative Agent may, and, upon the request of the Required Lenders, shall:

(i)          notify the Trustee of such Event of Default, direct the Trustee to declare an Event of Default (as defined in the 2013 Indenture), accelerate the Series 2013 Bonds and direct the Trustee to exercise remedies under the applicable Issuer Documents;

(ii)         notify the Trustee of such Event of Default, direct the Trustee to declare an Event of Default (as defined in the 2014 Indenture), accelerate the Series 2014B Bonds and direct the Trustee to exercise remedies under the applicable Issuer Documents;

(iii)        declare the principal and all amounts owing under the Bank Documents and otherwise owing by the Borrower to the Lenders to be immediately due and payable (and if an Event of Default under Section 8.1(f) [Insolvency] shall occur, all such amounts shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived); and

(iv)       exercise any right or remedy which it has under this Agreement or any of the other Loan Documents or Issuer Documents or otherwise available at law or in equity or by statute and all of the Lenders’ rights and remedies will be cumulative. No application of Bond proceeds by the Lenders shall be deemed to cure any Event of Default, unless the Administrative Agent otherwise expressly agrees in writing.

(b)       Set-off. If an Event of Default shall have occurred and be continuing, each Lender, and each of its respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 2.5(e) [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate or participant to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, Affiliate or participant, irrespective of whether or not such Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, and its respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or its respective Affiliates and participants may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c)       Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2(c) and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)          first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with collection of any Obligations of the Borrower under any of the Loan Documents, including advances made by the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the assets of the Borrower;

(ii)         second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lenders or their Affiliates incurred under this Agreement, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

(iii)        the balance, if any, as required by Law.

(d)       Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document (except subject to any rights of the Trustee to direct and enforce rights and remedies as expressly provided in the Indenture or Bonds), the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (except to the extent, if any, expressly prohibited by the provisions of the Indenture or Bonds) (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 8.2(b) (subject to the terms of Section 2.5(e) [Sharing of Payments by Lenders]), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (1) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 8.2(d), and (2) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.5(e) [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX
THE ADMINISTRATIVE AGENT

9.1       Appointment and Authority.  Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.2       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications, Amendments or Waivers] and 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV [Conditions Precedent to Closing and Funding] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the taking of the related action. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Article IX. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9.6 and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8       No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Sole Bookrunner and Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, or a Lender hereunder.

9.9       Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of the Fee Letter.

9.10     No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

9.11     Holders of Bonds.  The Administrative Agent may deem and treat any payee of the Bonds as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of the Bonds shall be conclusive and binding on any subsequent holder, transferee or assignee of the Bonds or of the Bonds issued in exchange therefor.

ARTICLE X
MISCELLANEOUS

10.1     Modifications, Amendments or Waivers.  With the written consent of the Required Lenders and a Favorable Opinion of Tax Counsel, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made which will:

(a)       Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Change the Bank Tender Date, the time for payment of principal or interest on the Bonds, or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by the Bonds or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby; or

(b)       Miscellaneous. Amend Section 2.5(d) [Pro Rata Treatment of Lenders], 9.3 [Exculpatory Provisions] or 2.5(e) [Sharing of Payments by Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders directly affected thereby.

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent may be made without the written consent of such Administrative Agent, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1(a) and 10.1(b) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 2.13 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.2     No Implied Waivers; Cumulative Remedies.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3     Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Bonds (including the related loans), including all such reasonable out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Bonds (including the related loans).

(b)       Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Bonds (including the related loans) or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.3(b) [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3(a) [Costs and Expenses] or 10.3(b) [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Bonds (including the related Loans) or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(b) [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4     [Reserved]

10.5     Notices; Effectiveness; Electronic Communication.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5(b) [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5(b) [Electronic Communications], shall be effective as provided in such Section.

(b)       Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       Change of Address, Etc. Any party hereto may change its address, email address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6     Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7     Duration; Survival.  All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Article II [Purchase of Bonds; Guaranty; Fees; Payments: Increased Costs] and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall survive Payment In Full. All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment In Full.

10.8     Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8(b) [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8(d) [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8(e) [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8(d) [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Bonds at the time owned by it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

 (A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Bonds at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

 (B)          in any case not described in clause (i)(A) of this Section 10.8(b), the principal outstanding balance of the Bonds of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall (a) be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Bonds assigned, and (b) be made on a pro-rata basis relating to such Lender’s Bonds.

(iii)        Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv)        Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)         No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8(c) [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9 [Increased Costs], and 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8(d) [Participations].

(c)       Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and principal amounts of the Bonds owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Bonds owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Section 10.1(a) [Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment] that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9 [Increased Costs], 2.10 [Taxes], and 2.11 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 2.10(g) [Status of Lenders] (it being understood that the documentation required under Section 2.10(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8(b) [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 [Replacement of a Lender] and Section 2.14 [Designation of a Different Lending Office] as if it were an assignee under Section 10.8(b) [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 2.9 [Increased Costs] or 2.10 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 [Replacement of a Lender] and Section 2.14 [Designation of a Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2(b) [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 2.5(e) [Sharing of Payments by Lenders] as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Bonds or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Bonds, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9     Confidentiality.

(a)       General. Each of the Administrative Agent, and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)       Sharing Information With Affiliates of the Lenders. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its subsidiaries pursuant to this Agreement to any such subsidiary or Affiliate subject to the provisions of Section 10.9(a) [General].

10.10   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Article IV [Conditions Precedent to Closing and Funding], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11   CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE;  SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)       Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Indiana without regard to its conflict of laws principles.

(b)       SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA SITTING IN VANDERBURGH COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH INDIANA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO SEVERALLY (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12   USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

10.13   Termination of 2014 Continuing Covenants Agreement.  The Continuing Covenants Agreement dated as of September 24, 2014 (the “Continuing Covenants Agreement”), between PNC and the Borrower, relating to the Series 2014B Bonds, shall terminate on September 22, 2017, except with respect to any provision thereunder that by its express terms survives the termination of the Continuing Covenants Agreement or relates to any obligation of the Borrower arising under the Continuing Covenants Agreement on or prior to September 22, 2017.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO BOND PURCHASE AND COVENANTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

By:	/s/ Patrick C. Edwards
Patrick C. Edwards
Vice President and Treasurer

[SIGNATURE PAGE TO BOND PURCHASE AND COVENANTS AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By:	/s/ Tracy J. Venable
Tracy J. Venable
Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID—
VARIABLE PRICING AND FEES BASED ON BORROWER’S RATING

The “LIBOR Applicable Margin” is described and subject to adjustment as set forth below.

During the Initial LIBOR Index Interest Rate Period, the LIBOR Applicable Margin shall be the percentage shown in the table below corresponding with the applicable Rating of the Borrower as of such date:

Level	Borrower’s Rating (S&P)	Borrower’s Rating (Moody’s)	LIBOR Applicable Margin
1	Higher than or equal to AA	Higher than or equal to Aa2	62.5 basis points
2	AA-	Aa3	75.0 basis points
3	A+	A1	87.5 basis points
4	A	A2	100.0 basis points
5	A-	A3	112.5 basis points
6*	Less than or equal to BBB+	Less than or equal to Baa1	125.0 basis points

* Or if there is no S&P or Moody’s Rating.

For purposes of this Schedule, the following terms have the following meanings:

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Rating” means the credit rating assigned to the senior secured long‑term debt of the Borrower by S&P and Moody’s.  (1) In the event the Ratings differ by one Level, then the LIBOR Applicable Margin shall be based on the Level of the higher of the two Ratings.  If the Ratings differ by more than one Level, then the LIBOR Applicable Margin shall be based on the Level which is one Level lower than the Level corresponding to the higher Rating.  In the event the Release Date (as defined in the applicable Indenture) occurs, then the Rating will be the credit rating assigned to the senior unsecured long‑term debt of the Borrower by S&P and Moody’s; provided, however, that if the Rating Agencies do not assign a credit rating to the senior unsecured long-term debt of the Borrower, the Rating will be the long-term issuer credit rating assigned by the Rating Agencies to the Borrower.  References in this definition of LIBOR Applicable Margin are to rating categories as presently determined by the Rating Agencies, and in the event of the adoption of any new or changed rating system or a “global” rating scale by any such Rating Agency, the rating categories shall be adjusted accordingly to a new rating which most closely approximates the ratings categories as set forth herein.

Schedule 1.1(A) - 1

“Rating Agency” means Moody’s or S&P, as appropriate.

“S&P” means S&P Global Ratings, and any successor thereto.

Schedule 1.1(A) - 2

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1— Commitments of Lenders and Addresses for Notices to Lenders

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

		2013C Commitment	2013D Commitment	2013E Commitment	2014B Commitment	Ratable Shares
Lender
Name: PNC Bank, National Association Address: 101 W. Washington Street, Suite 200E Indianapolis, IN 46255 Attention: Tracy J. Venable

Telephone:	(317) 267-7066
Telecopy:	(317) 267-8899	$4,640,000	$22,500,000	$22,000,000	$41,275,000	100%
Total		$4,640,000	$22,500,000	$22,000,000	$41,275,000	100%

Schedule 1.1(B) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association
Address: One PNC Center, Suite 400E
Indianapolis, IN 46255
Attention: Tracy J. Venable
Telephone:	(317) 267-7066
Telecopy:	(317) 267-6249
Email:	tracy.venable@pnc.com

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention: Agency Services
Telephone:	(412) 762-6442
Telecopy:	(412) 762-8672

BORROWER:

Name: Southern Indiana Gas and Electric Company
Address: One Vectren Square
Evansville, IN 47708
Attention: Vice President and Treasurer
Telephone:	(812) 491-4337
Telecopy:	(812) 491-4346
Email:	pcedwards@vectren.com

Schedule 1.1(B) - 2

SCHEDULE 4.1(A)

FORM OF OPINION

[Closing Date]

Southern Indiana Gas and Electric Company One Vectren Square Evansville, Indiana 47708	PNC Bank, National Association, as Administrative Agent One PNC Center, Suite 400E Indianapolis, Indiana 46255

Wells Fargo Bank, National Association 600 South 4th Street, 6th Floor Minneapolis, Minnesota 55415

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 4.1(a)(vi) of the Bond Purchase and Covenants Agreement, dated September 14, 2017 (the “Purchase and Covenant Agreement”), by and among Southern Indiana Gas and Electric Company (the “Company”), the Lenders party thereto and PNC Bank, National Association, as Administrative Agent, in connection with the change in interest rate determination method, mandatory tender and purchase of the bonds listed on Schedule I attached hereto (collectively, the “Bonds”) on the date hereof.  The Bonds were originally issued on April 26, 2013 (the “Issuance Date”), under and pursuant to the Indenture dated as of April 1, 2013, as amended and supplemented by that certain First Supplemental Indenture dated as of August 1, 2017 (collectively, the “Indenture”), between the Indiana Finance Authority (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the proceeds thereof were loaned to the Company pursuant to the Loan Agreement dated as of April 1, 2013, between the Issuer and the Company.  Unless otherwise provided herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

We are acting as special counsel to the Company in connection with the change in interest rate determination method, mandatory tender and purchase of the Bonds.  We have examined such documents and such certificates of the Company and other persons and have considered such questions of law as we have deemed necessary or appropriate for the purposes of the opinion rendered below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have relied upon the aforesaid documents and certificates.  We have not independently established or investigated the facts so relied on.

On the basis of the foregoing, and subject to the qualifications and limitations specified herein, we are of the opinion that:

          1.          The Company has been duly organized and validly is existing as a corporation under the laws of the State of Indiana with full power and authority to enter into (i) the Purchase and Covenant Agreement, (ii) the Remarketing Agreement, dated and effective as of September 13, 2017, between the Company and PNC Capital Markets LLC, as successor remarketing agent and (iii) the letter agreement dated September 13, 2017, from PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Sole Lead Arranger to the Company (collectively, the “Company Documents”).

Schedule 4.1(A) - 1

          2.          The Company Documents have each been duly authorized, executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3.          Except as may be required under the securities or “blue sky” laws of any jurisdiction, no consent, approval, authorization or order of, or registration or filing with, any court or administrative or governmental body, except as already obtained, is required for the Company’s execution, delivery and performance of the Company Documents.

          4.          Neither the execution and delivery by the Company of the Company Documents, nor compliance with the provisions thereof by the Company, contravenes the amended and restated articles of incorporation or the amended and restated code of by-laws of the Company.

          5.          To our knowledge based solely on a review of a certificate of an officer and discussions with officers of the Company, there is no pending or threatened action, suit or proceeding before or by any court or governmental agency, authority or body or any arbitrator involving the Company challenging the transactions contemplated by the Company Documents or the validity or enforceability of the Company Documents or the change in the interest rate determination method for the Bonds to an Index Interest Rate.

          6.          Neither the execution and delivery of the Company Documents, nor compliance with the provisions thereof by the Company, conflicts in any material respect with or will result in a material breach of any of the terms, conditions or provisions of any (i) corporate restriction, (ii) agreement or instrument listed on Schedule II attached hereto, or (iii) statute, regulation, court order or decree known to us to which the Company is a party or by which it is bound, or constitutes a material default under any of the foregoing, or will result in the creation or imposition (except as contemplated therein or thereby) of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the property or assets of the Company under the terms of any such restriction, agreement, instrument, statute, regulation, court order or decree.

This opinion does not address:  (a) the applicability to or effect on the transactions of the law of any jurisdiction other than the federal law of the United States and the laws of the States of Illinois, Indiana and New York; (b) municipal or local laws; (c) real estate laws or Uniform Commercial Code or similar laws relating to obtaining, maintaining or perfecting a security interest; (d) federal or state securities laws (including Blue Sky laws); or (e) federal or state (i) environmental protection laws or laws governing hazardous substances, (ii) antitrust laws, (iii) tax laws, (iv) worker health or safety, zoning or permitting or land-use laws, (v) patent, trademark or copyright laws, (vi) receivership or conservatorship laws, or (vii) labor, employment, employee benefit or pension laws.

Schedule 4.1(A) - 2

This opinion assumes, without independent investigation, that:  (a) all parties to the Company Documents (other than the Company) (i) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have full right, power and authority to enter into the Company Documents, (ii) have duly executed and delivered, and duly authorized by all necessary action and proceedings such execution and delivery of the Company Documents, and (iii) have obtained all consents, approvals, authorizations or orders of any court or governmental body necessary for the authorization, execution, delivery and consummation of the transactions contemplated by the Company Documents; and (b) the Company Documents constitute the legal, valid and binding obligations of all parties thereto (other than the Company) enforceable against such parties in accordance with their respective terms.  No opinion is rendered herein as to the effect of any law relating to the legal or regulatory status of the Trustee.  Furthermore, our opinions as expressed in numbered paragraph 2 above are (a) subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (b) qualified to the extent that the indemnification provisions contained in the Purchase and Covenant Agreement and the Remarketing Agreement may be limited by applicable securities laws and public policy.

We express no opinion with respect to:  (a) the enforceability of provisions in the Company Documents relating to delay or omission of enforcement of rights or remedies, enforcement of forum selection provisions, waivers of notice, waivers of defenses, waivers of any immunities, waivers of jury trials or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitations or other waivers of rights or benefits bestowed by operation of law; (b) any provisions in the Company Documents imposing indemnity liability on any party for acts or omissions of others or which purport to exculpate any party from its own negligent acts or bad faith; (c) the award and amount of expenses, including attorneys’ fees, which are subject to the discretion of the court before which any proceeding may be brought; (d) any provisions of the Company Documents that purport to (i) appoint any person as attorney-in-fact for the Company or (ii) be a waiver of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness; (e) the enforceability of any contractual provisions in the Company Documents providing for liquidated damages in the nature of or determined to be a penalty; or (f) the enforceability of any provisions in the Company Documents stating that the determination or records of a person shall be final, binding or conclusive or which purport to provide remedies to a defaulting party against a nondefaulting party.

We express no opinion with respect to the enforceability of any provision of the Company Documents which provides for the compounding of interest or payment or accrual of interest on interest.

Provisions of the Company Documents specifying that terms thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Company Documents.

Schedule 4.1(A) - 3

Please note that the enforceability of the Company Documents may be limited or rendered ineffective if the Trustee or the Administrative Agent fails to act in good faith and in a commercially reasonable manner in seeking to exercise their rights and remedies thereunder.  Without limiting the generality of the foregoing, a court might hold that a technical and nonmaterial default under the Company Documents does not give rise to a right of the Trustee or the Administrative Agent to exercise certain remedies including, without limitation, acceleration.

We express no opinion as to the enforceability of any “self-help” or extra-judicial remedies, to the extent prohibited by law or limited by considerations of public policy.

We express no opinion as to the law of any jurisdiction other than the federal law of the United States and the laws of the States of Illinois, Indiana and New York.

This opinion is furnished by us as special counsel to the Company.  No attorney‑client relationship has existed or exists between our firm and the other addressees by virtue of this opinion.

Our opinion represents our legal judgment based upon our review of the law and the facts that we deem relevant to render such opinion and is not a guarantee of a result.  This opinion is given as of the date hereof and we assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.  This opinion is furnished solely for your information and benefit in connection with this transaction and may not be relied upon by you for any other purpose or forwarded to or relied upon by any other person without our prior written consent.

Very truly yours,

Schedule 4.1(A) - 4

Schedule I

Schedule 4.1(A) - 5

Schedule II

Agreements of the Company Involving the Borrowing of Money

1.	Indenture dated as of July 1, 1999 between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as supplemented and amended.

2.
Indenture dated as of October 19, 2001 among Vectren Utility Holdings, Inc. (“VUHI”), Indiana Gas Company, Inc. (“Indiana Gas”), the Company, Vectren Energy Delivery of Ohio, Inc. (“VEDO”) and U.S. Bank Trust National Association, as supplemented and amended.

3.
Indenture of Mortgage and Deed of Trust dated as of April 1, 1932 between the Company and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee, as supplemented, modified and amended.

4.	Note Purchase Agreement, dated April 7, 2009, among VUHI, Indiana Gas, the Company and VEDO and the purchasers named therein.

5.	Note Purchase Agreement, dated April 5, 2011, among VUHI, Indiana Gas, the Company and VEDO and the purchasers named therein.

6.	Note Purchase Agreement, dated November 15, 2011, among VUHI, the Company, Indiana Gas and the purchasers named therein.

7.	Note Purchase Agreement, dated December 20, 2012, among VUHI, Indiana Gas, the Company and VEDO and the purchasers named therein.

8.	Loan Agreement, dated as of April 1, 2013, between the Indiana Finance Authority (the “Authority”) and the Company.

9.	Note Purchase Agreement, dated August 22, 2013, among VUHI, Indiana Gas, the Company and the purchasers named therein.

10.
Loan Agreement dated as of September 1, 2014, between the Authority and the Company relating to $22,300,000 Indiana Finance Authority Environmental Improvement Refunding Revenue Bonds, Series 2014A (Southern Indiana Gas and Electric Company Project)

11.
Loan Agreement dated as of September 1, 2014, between the Authority and the Company relating to $41,275,000 Indiana Finance Authority Environmental Improvement Refunding Revenue Bonds, Series 2014B (Southern Indiana Gas and Electric Company Projects)

Schedule 4.1(A) - 6

12.	Note Purchase Agreement dated as of June 11, 2015 among VUHI, Indiana Gas, the Company and VEDO and the purchasers named therein.

13.	Loan Agreement, dated as of September 1, 2015, between the City of Mount Vernon, Indiana and the Company.

14.	Loan Agreement, dated as of September 1, 2015, between Warrick County, Indiana and the Company.

15.	Note Purchase Agreement dated as of July 14, 2017, among VUHI, Indiana Gas, the Company and VEDO and the purchasers named therein.

Schedule 4.1(A) - 7

EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Covenants Agreement identified below (as the same may be amended, restated, modified, or supplemented, the “Covenants Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Covenants Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Covenants Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Covenants Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Exhibit 1.1(A) - 1

1.	Assignor:

2.	Assignee:	[and is an Affiliate of [identify Lender]]

3.	Borrower:	SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

4.	Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Covenants Agreement

5.	Covenants Agreement:
That Bond Purchase and Covenants Agreement dated September 14, 2017, among Southern Indiana Gas and Electric Company, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Bonds for all Lenders	Amount of Bonds Assigned	Percentage of Bonds[1]	CUSIP Number
Series 2013C Bonds	$	$	%	NA
Series 2013D Bonds	$	$	%	NA
Series 2013E Bonds	$	$	%	NA
Series 2014B Bonds	$	$	%	NA

7.	[Trade Date	____________][2]

1 Set forth, to at least 9 decimals, as a percentage of the Series 2013C Bonds, Series 2013D Bonds, Series 2013E Bonds and/or Series 2014B Bonds, as applicable, of all Lenders thereunder.

2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit 1.1(A) - 2

Effective Date: ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Consented to:

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

By:
Name:
Title:

3 Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

Exhibit 1.1(A) - 3

ANNEX 1

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
CREDIT FACILITY

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT
1.         Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Covenants Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Covenants Agreement, (ii) it meets all requirements of an eligible assignee under the Covenants Agreement (subject to receipt of such consents as may be required under the Covenants Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Covenants Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Covenants Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.5 [Financial Reporting] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Covenants Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1 - 1

     2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

    3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of Indiana without regard to its conflict of laws principles.

Annex 1 - 2

EXHIBIT 2.10(g)(A)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bond Purchase and Covenants Agreement dated September 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Covenants Agreement”), among Southern Indiana Gas and Electric Company, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.10 [Taxes] of the Covenants Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of Bonds in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Covenants Agreement and used herein shall have the meanings given to them in the Covenants Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:	__________, 20[__]

Exhibit 2.10(g)(A) - 1

EXHIBIT 2.10(g)(B)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bond Purchase and Covenants Agreement dated September 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Covenants Agreement”), among Southern Indiana Gas and Electric Company, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.10 [Taxes] of the Covenants Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Covenants Agreement and used herein shall have the meanings given to them in the Covenants Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	________________, 20[__]

Exhibit 2.10(g)(B) - 1

EXHIBIT 2.10(g)(C)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bond Purchase and Covenants Agreement dated September 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Covenants Agreement”), among Southern Indiana Gas and Electric Company, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.10 [Taxes] of the Covenants Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Covenants Agreement and used herein shall have the meanings given to them in the Covenants Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:

Date:	________________, 20[__]

Exhibit 2.10(g)(C) - 1

EXHIBIT 2.10(g)(D)

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bond Purchase and Covenants Agreement dated September 14, 2017 (as amended, supplemented or otherwise modified from time to time, the “Covenants Agreement”), among Southern Indiana Gas and Electric Company, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.10 [Taxes] of the Covenants Agreement, the undersigned hereby certifies that (i) it is the sole record owner of Bonds in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Bonds, (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable)  from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Covenants Agreement and used herein shall have the meanings given to them in the Covenants Agreement.

[NAME OF LENDER]

By:

Name:
Title:

Date:	________________, 20[__]

Exhibit 2.10(g)(D) - 1

EXHIBIT 6.5(c)

COMPLIANCE CERTIFICATE

For the quarter/year ended _____________, 20__.

1.          I, __________________, [Title] of SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation (the “Borrower”), hereby certify that, to the best of my knowledge and belief, with respect to that certain Bond Purchase and Covenants Agreement dated September 14, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, PNC Bank, National Association, as Administrative Agent, and the Lenders party thereto:

(a)            The Borrower has delivered the following financial statements:

☐
the year-end audited financial statements required by Section 6.5(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report thereon of an independent certified public accountant required by such section.

☐
either (i) the unaudited condensed financial statements required by Section 6.5(b)(i) of the Agreement for the fiscal quarter of the Borrower ended as of the above date or (ii) if the Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of the Borrower’s report on Form 10-Q for such quarterly period. The Interim Financial Statements (as defined in Section 6.5(b)(i) of the Agreement) are based on the books and records of the Borrower, and fairly present in all material respects the financial condition of the Borrower as of the respective dates they were prepared and the results of the operations of the Borrower for the periods indicated.

(b)       Since ___________________ (the date of the last similar certification, or, if none, the Closing Date) no Potential Default or Event of Default has occurred under the Agreement.

(c)        Attached hereto as Schedule I are detailed calculations demonstrating compliance by the Borrower with the financial covenant contained in Section 7.5 of the Agreement as of the end of the fiscal period referred to above.

Exhibit 6.5(c)-1

This ____ day of _____________, 20__.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation

By:
Name:
Title:

Exhibit 6.5(c)-2

Schedule 1 to Compliance Certificate

Computation of Financial Covenant

For the quarter/year ended ______________________ (“Statement Date”)
1.            Consolidated Debt to Capitalization Ratio

A.	Consolidated Indebtedness	$_________________

B.	Consolidated Indebtedness+ Consolidated Net Worth	$_________________

C.	Consolidated Debt to Capitalization Ratio (A ÷ B) _______________ to 1.0

Maximum permitted: .65 to 1.0

Exhibit 6.5(c)-3